Exhibit 5.B

NAMES AND ADDRESSES OF

THE UNDERWRITERS OF THE SECURITIES

Citigroup Global Markets Limited

Citigroup Centre

Canada Square, Canary Wharf

London E14 5LB

United Kingdom

BofA Securities, Inc.

One Bryant Park

New York, New York 10036

Daiwa Capital Markets Europe Limited

5 King William Street

London EC4N 7AX

United Kingdom

Mizuho Securities USA LLC

1271 Avenue of the Americas

New York, New York 10020